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                                                                   Exhibit 5.1




                           [Letterhead of Bell Gully]



                                               Our ref. J M Gibson
Fisher & Paykel Industries Limited             Matter no.  02-259-0460
15 Maurice Paykel Place                        Direct line 64  9  916 8962
AUCKLAND                                       Email james.gibson@bellgully.com

                                               9  November 2001


Dear Sirs

1. We have acted as New Zealand counsel to Fisher & Paykel Industries Limited (the "Company"), a company incorporated in New Zealand, in connection with a Registration Statement on Form S-8 (File No._________ (the "Registration Statement")) filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), for the registration of 3,000,000 ordinary shares ("Shares") of the Company to be issuable under the Fisher & Paykel Healthcare Corporation Limited Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") and Fisher & Paykel Healthcare (North American) Share Option Plan (the "Option Plan") (collectively, the "Plans"). Awards of Shares under the Plans may be delivered in the form of American Depository Shares of the Company, each representing four shares, which will be represented by American Depository Receipts.

2. In so acting, we have examined and relied upon the Registration Statement and the Plans. We have also examined the originals, or copies certified or otherwise identified to our satisfaction, of such records, agreements, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

3. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed and not verified the accuracy as to factual matters of each document we have reviewed.

4. Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that when appropriate action has been taken by the Board of Directors of the Company or an appropriate committee of the Board of Directors of the Company and when such Shares have been issued and sold to participants in the relevant Plan, and the purchase price paid therefor, then:

     (a)  the Shares to be issued pursuant to the Employee Stock Purchase Plan;
          and

     (b) the Shares to be issued upon exercise of the options to be granted pursuant to the Option Plan,
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     will be, when issued to participants in the relevant Plan, legally issued, fully paid and non-assessable under the laws of New Zealand.

5. The term "non-assessable" used above is not a term commonly used under New Zealand law to describe shares. In this opinion the term "non-assessable" means that the issuer cannot make calls for further amounts to be paid to it in respect of the shares.

6. We are New Zealand lawyers and we do not express any opinion herein concerning any law other than the law of New Zealand.

7. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under
     Section 7 of the Act or the rules and regulations of the Commission thereunder.



Yours faithfully
BELL GULLY


/S/ J M GIBSON
J M GIBSON
Partner